Exhibit 99.1

NEWS RELEASE

For Immediate Release

NCO GROUP ANNOUNCES TENDER OFFERS

AND CONSENT SOLICITATIONS

HORSHAM, PA — March 14, 2012 — NCO Group, Inc. (“NCO” or the “Company”), a leading provider of business process outsourcing services, announced today that it has commenced two cash tender offers (each, a “Tender Offer,” and, together, the “Tender Offers”) and consent solicitations (each a “Consent Solicitation” and, together, the “Consent Solicitations,” and together with the Tender Offers, the “Offers”) for any and all of its $200,000,000 aggregate principal amount of 11.875% Senior Subordinated Notes due 2014 (CUSIP No. 65338LAA7) (the “2014 Notes”) and $165,000,000 aggregate principal amount of Floating Rate Senior Notes due 2013 (CUSIP No. 65338LAB5) (the “2013 Notes,” and, together with the “2014 Notes,” the “Notes”).  The Offers are described in the Offer to Purchase and Consent Solicitation Statement dated March 14, 2012 (the “Offer to Purchase”).  Each Offer will expire at 12:01 a.m., New York City time, on April 11, 2012 unless extended (the “Expiration Date”).  Concurrently with the commencement of the Offers,  the Company is seeking to obtain debt financing to refinance substantially all of its outstanding indebtedness, consisting of a new senior secured first lien term loan and revolving credit facility and a new secured second lien credit facility (collectively, the “New Debt Financing”).

Holders who validly tender their Notes and provide their consents to the proposed amendments to the indentures governing the Notes prior to the consent payment deadline of 5:00 p.m., New York City time, on March 27, 2012, unless extended by the Company in its sole discretion (the “Consent Deadline”), shall receive $1,035.94 per $1,000 principal amount of the 2014 Notes and $1,002.50 per $1,000 principal amount of the 2013 Notes (which amounts include, in each case, a consent payment of $10.00 per $1,000 principal amount of the Notes), plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes. The primary purpose of the Consent Solicitations and the proposed amendments to the indentures governing the Notes is to eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the indentures governing the Notes. Adoption of the proposed amendments could have adverse consequences upon non-tendering holders of the Notes because Notes that remain outstanding after consummation of the applicable Offer will not be entitled to the benefits of the restrictive covenants or event of default and related provisions that are eliminated by the adoption of such amendments.

Holders who validly tender their Notes after the Consent Deadline, but on or prior to the Expiration Date, shall receive $1,025.94 per $1,000 principal amount of the 2014 Notes and $992.50 per $1,000 principal amount of the 2013 Notes, plus, in each case, any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes.  Holders of Notes tendered after the Consent Deadline will not receive a consent payment.

With respect to each series of Notes, following receipt of the consent of the holders of at least a majority in aggregate principal amount of such series of Notes and the Company’s acceptance for payment of such Notes, the Company will execute the applicable supplemental indenture effecting the proposed amendments.  Except in certain circumstances, Notes tendered and consents delivered may not be withdrawn after the date on which the Minimum Consents Condition (as defined below) has been satisfied (the “Withdrawal Date”). If the Minimum Consents Condition is met at the Consent Deadline, Notes tendered after the Consent Deadline but before the Expiration Date may not be withdrawn.

Each Offer is subject to a number of conditions that are set forth in the Offer to Purchase, including, without limitation, (i) the receipt of the consent of the holders of at least a majority in aggregate principal amount of such series of Notes subject to such Offer (the “Minimum Consents Condition”) and (ii) the entry into by the Company of the New Debt Financing on or prior to the date on which the Company accepts for payment (following the satisfaction or waiver of all conditions to the applicable Offer) Notes properly tendered.  There can be no assurance that the Company will enter into the New Debt Financing or that any other condition to either Offer will be satisfied.

To the extent any Notes remain outstanding after the consummation of the Offers, the Company intends to redeem all such Notes pursuant to the terms of the indentures governing the Notes using proceeds from the New Debt Financing.

The Company has engaged Barclays Capital Inc. as Dealer Manager and Solicitation Agent for the Offer.  Persons with questions regarding the Offer should contact Barclays Capital Inc. at (212) 528-7581 (Call Collect) or (800) 438-3242 (Toll Free).  Requests for copies of the Offer to Purchase or other tender offer materials may be directed to D.F. King & Company, Inc., the Tender Agent and Information Agent, at (800) 714-3313.

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indentures.  The Offers are made solely pursuant to the Offer to Purchase.  The Offers are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About NCO Group, Inc.

NCO Group, Inc. is a leading global provider of business process outsourcing services, primarily focused on accounts receivable management and customer relationship management. NCO provides services through over 100 offices throughout North America, Asia, Europe and Australia.

This press release contains forward-looking statements conveying management’s expectations as to the future based on current plans, estimates and projections.  Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement.  The forward-looking statements contained in this press release include statements related to the Offers, including the Expiration Date, Consent Deadline, possible completion of the Offers, the Company’s potential entry into the New Debt Financing and the amount and use of proceeds therefrom.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake to update any of these statements in light of new information or future events, except, with respect to the Offers, as specifically set forth in this press release.